UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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Piper Jaffray Intranet Posting dated April 7, 2008
Headline: Piper Jaffray Shareholders encouraged to vote “FOR” key business items
Employees who are shareholders of Piper Jaffray are encouraged to vote “FOR” key business items to be addressed at the May 7 annual meeting of shareholders:
•	Election of three directors,

•	Ratification of the selection of Ernst & Young LLP as independent auditor, and

•	Approval of our Amended and Restated 2003 Annual and Long-Term Incentive Plan.
As communicated previously in an e-mail from Andrew Duff, the primary purpose for amending the Incentive Plan is to increase by one million the number of shares of Piper Jaffray common stock that may be issued under the plan. If you are a shareholder, your vote “FOR” the approval of the requested shares is very important to our firm’s future success.
If you hold shares in the Piper Jaffray Companies Retirement Plan or shares of restricted stock, your proxy materials and voting instructions were sent via e-mail from PIPER JAFFRAY COMPANIES on or about March 20. If you inadvertently deleted this e-email and have not yet voted your shares, a second e-mail will be sent to you the week of April 7. PLEASE DO NOT DELETE THIS E-MAIL PRIOR TO SUBMITTING YOUR VOTE. This email contains a unique control number which is required in order to vote your shares.
If you hold shares in a personal brokerage account, you will receive a package in the mail with the proxy materials and voting instructions. If you receive both an e-mail and a mailing, it is important that you submit votes for all shares held.
E-mail Distribution Regarding Intranet Posting
Subject: Piper Jaffray Shareholders encouraged to vote “FOR” key business items
Employees who are shareholders of Piper Jaffray are encouraged to vote “FOR” key business items to be addressed at the May 7 annual meeting of shareholders. Refer to the Trading Post story for important information on voting instructions and business rationale previously communicated by Andrew Duff.